Exhibit 99

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News Release

Contact	Douglas Hagerman Media inquiries Rockwell Automation 414.382.8470	Patrick Goris Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Announces Leadership Changes

Blake Moret Named CEO, Keith Nosbusch to Remain Chairman

MILWAUKEE, WI. April 19, 2016 — Rockwell Automation (NYSE:ROK) announced today that its board of directors has elected Blake D. Moret, a 30-year veteran of the Company, as president and chief executive officer, effective July 1, 2016. At that time Keith D. Nosbusch, 65, who has been president and chief executive officer since 2004, will transition from those roles while continuing as chairman of the board. Moret, 53, is currently senior vice president of the Company’s Control Products & Solutions segment.

Donald R. Parfet, Lead Director, said: “Blake has proven himself to be an exceptional leader, with demonstrated readiness to lead the company. We welcome him to his new role at the conclusion of a deliberate and planned succession process. We are delighted he will build on the Company’s many accomplishments under Keith’s direction and propel our vision of The Connected Enterprise to the next level.”

“The past 12 years have been transformational for Rockwell Automation,” Parfet continued. “We’ve become a global technology leader and the world’s largest company dedicated to industrial automation and information. Equally important, we are well positioned to accelerate our evolution with industry-leading innovation that improves our customers’ global competitiveness.”

“We thank Keith for his outstanding leadership during this period, including his work as a vocal champion of smart, productive, and secure manufacturing. We are pleased that he has agreed to stay on as chairman so that the Company can continue to benefit from his experience and support Blake’s transition to CEO.”

Nosbusch said: “It has been an honor and privilege to lead Rockwell Automation over the past 12 years. While as a team we enjoyed tremendous success, I have no doubt that we are well positioned for an even greater future. Blake is the ideal executive to move Rockwell Automation forward in its next chapter. He brings a strong customer focus, as well as a deep understanding of the Company’s values, culture, people, and technology, and how each of these power the Company’s success.”

Moret said: “I am honored to have the opportunity to lead Rockwell Automation and its talented employees into an exciting future. We have a deep management team, unmatched technology solutions, domain expertise across a broad range of industries, and enduring customer relationships around the world. We are committed to continue to deliver customer and shareowner value in the years ahead.”

Moret has 30 years of experience in sales and business management roles in product, services, and solutions businesses across Rockwell Automation. He began his career in 1985 as a sales trainee, and subsequently served in senior positions across the organization, including international assignments in Europe and Canada. In 2011, he was named senior vice president of Control Products & Solutions, one of the Company’s two business segments, with FY15 sales of $3.6 billion.

Moret is a graduate of Georgia Institute of Technology, where he earned a bachelor’s degree in mechanical engineering. He has served as Chair of the Board of the Manufacturing Institute of the National Association of Manufacturers. Additionally, he is a member of the Board of Directors for the Milwaukee-based Urban Ecology Center, the Board of Directors of the United Way of Greater Milwaukee, and the Advisory Board of the Woodruff School of Mechanical Engineering at Georgia Tech.

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Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,000 people serving customers in more than 80 countries